Exhibit 99.1

PURCHASE AND SALE AGREEMENT

BETWEEN

EVERFLOW EASTERN PARTNERS, L.P.

AND OTHER ADDITIONAL ENTITIES AND INDIVIDUALS

AS SELLERS

AND

HILCORP ENERGY I, L.P.

AS BUYER

JULY 31, 2012

TABLE OF CONTENTS

EXHIBITS

Exhibit A	–	Leases
Exhibit B	–	Assignment
Exhibit C	–	Operating Agreement
Exhibit D	–	Additional entities and individuals

SCHEDULES

Schedule 5.10	Preferential Rights and Consents

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 31st day of July, 2012, by and between EVERFLOW EASTERN PARTNERS, L.P., a Delaware limited partnership, (“Everflow”) and certain other additional entities and individuals as further described on Exhibit D who hold title to a share of the Assets as defined in Section 1.02 below (collectively along with Everflow the “Sellers”), and HILCORP ENERGY I, L.P., a Texas limited partnership (“Buyer”). Buyer and Sellers are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

ARTICLE I

Assets

Section 1.01 Agreement to Sell and Purchase.

Subject to and in accordance with the terms and conditions of this Agreement, including without limitation the Retained Interest as defined in Section 1.03 below, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell the Assets to Buyer as of the Effective Time as further described in Article III below.

Section 1.02 Assets.

The term “Assets” shall mean the following (defined below):

(a) all of Sellers’ interest in the oil, gas and/or mineral leases described or referred to in Exhibit A attached hereto and made a part hereof for all purposes, including all amendments, supplements, renewals, extensions or ratifications thereto (collectively, the “Leases”), INSOFAR AND ONLY INSOFAR as the Leases cover the lands and depths described on Exhibit A (collectively, the “Assigned Lands”), which interest includes all of Sellers’ interest in all oil, gas and other hydrocarbons (“Hydrocarbons”) which may be produced from the Assigned Lands (the foregoing being collectively referred to herein as the “Subject Interests,” or singularly, as a “Subject Interest”).

(b) all of Sellers’ interest in (i) all rights of Sellers to use and occupy the surface of and the subsurface depths under the Assigned Lands, insofar only as such rights pertain to the Subject Interests (ii) all rights of Sellers in any pooled, communitized or unitized acreage by virtue of any of the Subject Interests being a part thereof;

(c) (i) all of Sellers’ interest in all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests, rights and estates of Sellers which are related to or used or useful exclusively in connection with the Subject Interests, if any, and (ii) a right to use and enjoy the rights granted in all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests, rights and estates of Sellers which are related to or used or useful to both Sellers (relative to its interests reserved and maintained herein) and Buyer (relative to the Subject Interests) (collectively, the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A attached hereto and such other subsurface rights or easements through the depths reserved as part of the Retained Interest as may be necessary for Buyer to access the Assets;

(d) (i) all of Sellers’ interest in all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges of Sellers which are related to or used or useful exclusively in connection with the ownership or operation of the Subject Interests, if any, and (ii) a right to use and enjoy the rights granted in all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges of Sellers which are related to or used or useful to both Sellers (relative to its interests reserved and maintained herein) and Buyer (relative to the Subject Interests) (collectively, the “Permits”), to the extent Sellers have the authority to assign the Permits without recourse;

(e) (i) all of Sellers’ interest in all contracts, agreements and other written agreements of Sellers that relate exclusively to the Subject Interests, if any, and (ii) a right to use and enjoy the rights granted in all contracts, agreements and other written agreements of Sellers that relate to both Sellers (relative to its interests reserved and maintained herein) and Buyer (relative to the Subject Interests) (collectively, the “Contracts”) to the extent Sellers have the authority to assign the Contracts without recourse; and

(f) (i) all of Sellers’ interest in all books, records, files, muniments of title, reports and similar documents and materials that relate exclusively to the foregoing interests being assigned to Buyer and that are in the possession or control of, or maintained by, Sellers, if any, and (ii) copies of all books, records, files, muniments of title, reports and similar documents and materials that are in the possession or control of, or maintained by, Sellers and which relate to both Sellers (relative to its interests reserved and maintained herein) and Buyer (relative to the Subject Interests) (collectively, the “Records”).

Section 1.03 Sellers’ Retained Interest.

Sellers shall be entitled to retain its Retained Interest. The term “Retained Interest” shall mean all property not included in the Subject Interests, including but not limited to the following (defined below):

(a) As further described on Exhibit A attached hereto, Sellers’ right, title and interest in and to the Assets with respect to all depths and formations above the top of the stratigraphic equivalent of the Queenston Shale (as defined herein) (the “Retained Shallow Rights”). For purposes of this Agreement, “Queenston Shale” means the stratigraphic equivalent of that shale the top of which is found at the subsurface depth of 5526’ MD on the Litho-Density/Compensated Neutron Log in the Atlas E&M Horvath #7 Well, Mercer County, PA.

(b) All wells and production equipment located on the surface of the Leases with respect to the Retained Shallow Rights and the Hydrocarbons produced therewith (the “Existing Wells and Equipment”);

(c) Existing pipelines, roads, easements or compressor station agreements used in connection with or appurtenant to the Retained Shallow Rights and/or the Existing Wells and Equipment); and

(d) An overriding royalty interest in the Assets with respect to all depths and formations below the top of the stratigraphic equivalent of the Queenston Shale (as defined in Section 1.02) for the difference between the Sellers net revenue interest in the Retained Shallow Rights and the 82% net revenue interest conveyed to Buyer.

ARTICLE II

Purchase Price

Section 2.01 Purchase Price.

The total consideration for the purchase, sale and conveyance of the Assets from Sellers to Buyer is Buyer’s payment to Everflow of the sum of $4,153,700.00 (the “Purchase Price”), as adjusted in accordance with the terms of this Agreement.

Section 2.02 Allocated Values. Sellers have indicated to Buyer that Sellers believe the Subject Interests total approximately 1,138 net mineral leasehold acres. One net mineral leasehold acre is defined as one acre with an 82% net revenue interest. The Purchase Price is allocated by Buyer among the Subject Interests based upon an allocated value of $3,650 per net mineral leasehold acre (the “Allocated Values”). Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV and X of this Agreement.

ARTICLE III

Effective Time

Section 3.01 Ownership of Assets.

If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. local time on August 1, 2012 (the “Effective Time”).

ARTICLE IV

Title and Environmental Matters

Section 4.01 Examination Period.

Following the execution date of this Agreement until 5:00 p.m., local time on August 31, 2012 (the “Examination Period”), Sellers shall make available for inspection and copying and shall permit Buyer and/or its representatives to examine and copy, at all reasonable times during normal business hours in Sellers’ offices, the Leases, the Easements, the Contracts, the Permits, the Records and all abstracts of title, title opinions, title files, ownership maps, lease files, Contracts files, assignments, division orders, agreements and other materials pertaining to the Assets controlled by Sellers. All such materials shall be used only for this proposed transaction and if the transaction does not close, all such materials (and notes and compilations thereof) will be promptly returned or destroyed.

Section 4.02 Title Defects.

The term “Title Defect,” as used in this Agreement, shall mean, subject to Section 4.03, any encumbrance, encroachment, irregularity, deficiency, defect in or objection to Sellers’ ownership of the Subject Interests (expressly excluding Permitted Encumbrances, as hereinafter defined) that causes Sellers, or Buyer from and after the Effective Time, not to have Good and Defensible Title (as hereinafter defined) to the Subject Interests. For purposes of this Agreement, subject to and except for the Permitted Encumbrances, the term “Good and Defensible Title” means:

(a) that the net mineral leasehold acres attributable to the Subject Interests total not less than 1,138 net mineral leasehold acres;

(b) that Sellers’ net revenue interest in all Hydrocarbons produced, saved and sold from any of the Subject Interests (“Net Revenue Interest”) is not less than 82%, proportionately reduced;

(c) that Sellers’ interest in and to the Subject Interests is reasonably deducible from the real property records of Mercer County, Pennsylvania;

(d) that the Subject Interests are free and clear of all liens, encumbrances and material defects in title reasonably expected to materially adversely affect Buyer’s interest, except that a Title Defect shall not include the following:

(i) Residential mortgages generally and mortgages, liens (including tax liens), claims or encumbrances the foreclosure of which would not extinguish Buyer’s lease of the oil and gas rights under the provisions of Section 1509.31(D) of the Ohio Revised Code, or an equivalent Pennsylvania statute;

(ii) Lien of real estate taxes not yet due and payable;

(iii) Easements and rights of way provided that such easements and rights of way do not adversely affect the ability of Buyer to develop the oil and gas estate consistent with the rights and privileges granted to it under the Leases.

(iv) All recorded leases other than oil and gas leases relating to the real property provided that such leases do not adversely affect the ability of Buyer to develop the oil and gas estate consistent with the rights and privileges granted to it under the Leases;

(v) Any deeds severing coal rights from the real property provided that such deeds do not adversely affect the ability of Buyer to develop the oil and gas estate consistent with the rights and privileges granted to it under the lease.

(vi) Any mortgage, lien, claim or encumbrance affecting only the surface estate where the oil and gas rights have been severed from the surface estate and are owned by the Sellers;

(vii) Oil and gas leases not released of record for which: a) the primary term of such oil and gas leases have expired by their terms; b) no unplugged oil and gas wells drilled pursuant to such oil and gas leases exist on the lands that are the subject of such oil and gas leases; c) the unreleased oil and gas leases are not being maintained or otherwise kept in force and effect pursuant to other provisions within the leases; d) the lessee of the unreleased oil and gas leases is not disputing whether or not the leases are still in force and effect; and e) Sellers have obtained and filed of record an affidavit of non-production with respect to such unreleased oil and gas leases;

(viii) Lands which Sellers is the owner of the surface of the lands and where the oil and gas rights under such lands are vested in the Sellers pursuant to the provisions of Section 5301.56 of the Ohio Revised Code, or an equivalent Pennsylvania statute;

(ix) that the primary term of the Leases does not expire within six (6) months of the Closing Date.

(x) Any lease containing language requiring Consent to assign which cannot be reasonably withheld.

Section 4.03 Notice of Title Defects.

(a) If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Sellers prior to 5:00 p.m., local time on or before August 31, 2012 (the “Defects Deadline”) of such alleged Title Defect. To be effective, such notice (a “Defects Notice”) must (i) be in writing, (ii) be received by Sellers prior to the Defects Deadline, (iii) describe the Title Defect, (iv) to the extent applicable, identify the specific Asset or Assets affected by such Title Defect, and (v) include a good faith estimate of the Defect Value (defined below) of such Title Defect as determined by Buyer. Any matters that may otherwise constitute a Title Defect, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer, except to the extent any unasserted Title Defect would constitute (A) a breach of the Sellers’ special warranty of title contained in the Assignment, (B) a breach of any of Sellers’ representations or warranties contained in this Agreement, or (C) a Retained Obligation (defined below).

(b) The value attributable to each Title Defect (the “Defect Value”) that is asserted by Buyer in a Defects Notice shall be determined based upon the criteria set forth below:

(i) if a Title Defect is a lien upon any Asset, the Defect Value is the amount necessary to be paid to remove the lien from the affected Asset; however, in no event may this amount exceed $3,650 per net mineral acre of the property in question;

(ii) if a Title Defect is that the net mineral leasehold acres attributable to a Lease totals less than the net mineral leasehold acres as shown on Exhibit A, then the Defect Value thereof shall be an amount equal to the product of that Lease’s per acre Allocated Value multiplied by the difference between the net mineral leasehold acres attributable to that Lease as shown on Exhibit A and the number of net mineral leasehold acres actually attributable to the Lease;

(iii) if a Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset for which the economic detriment to Buyer is unliquidated, the amount of the Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Defect Values placed upon the Title Defect by Buyer and Sellers;

(iv) if a Title Defect is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Value;

(v) the Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Defect Value hereunder;

(vi) notwithstanding anything herein to the contrary, the Defect Value of a Title Defect may not exceed the Allocated Value of the affected Asset;

(vii) Buyer’s right to assert Title Defects hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Sellers’ representations and warranties in Article V hereof; and

(viii) such other factors as are reasonably necessary to make a proper evaluation.

Section 4.04 Remedies for Title Defects.

(a) Subject to Sellers’ right to dispute the existence of a Title Defect and/or the Defect Value asserted with respect thereto and subject to the rights of Buyer pursuant to Section 4.04(b) and Section 11.01, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.03(a) is not waived in writing by Buyer or cured on or before Closing, Sellers shall either reduce the Purchase Price by the Defect Value for such Title Defect as determined pursuant to Section 4.03(b), as long as both parties agree to the Defect Value, or the property shall be eliminated from this transaction and the Purchase Price shall be reduced for the entire Allocated Value thereof;

(b) In the event that the Title Defect results from Sellers’ Net Revenue Interest attributable to any of the Subject Interests being less than 82%, proportionately reduced, and Buyer and Sellers cannot agree on an appropriate reduction to the Purchase Price as a result thereof, then Buyer or Sellers shall have the right to cause all or any portion of the Subject Interests in which Sellers’ Net Revenue Interest is less than 82% (proportionately reduced) to be excluded from this Agreement with an appropriate reduction in the Purchase Price based upon the Allocated Value of net mineral leasehold acres attributable to such excluded portion;

(c) If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 shall apply; and

(d) If on or before the Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Defect Value attributable thereto, then the affected Asset shall be excluded from Closing and the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded.

(e) Notwithstanding anything in the foregoing to the contrary, Buyer agrees that it shall allow Sellers the opportunity to cure any Title Defect for a period of ninety (90) days after Closing. Any Title Defect cured by Sellers (to Buyer’s satisfaction) within such time period shall be deemed to have been waived by Buyer, and Buyer shall, within five (5) business days of Sellers’ receipt of Buyer’s written confirmation that such Title Defect has been cured, remit to Sellers, by Buyer’s check, the Defect Value attributable to said Title Defect.

(f) If a Title Defect exists and the parties cannot agree to a Defect Value attributed thereto, the parties may further agree that the Sellers shall have ninety (90) days after Closing to take corrective actions to satisfy Buyer’s objections. If the Title Defect is cured within such ninety (90) day period, then Buyer shall accept the Lease at a subsequent Closing to be held promptly thereafter.

Section 4.05 Special Warranty of Title.

The documents to be executed and delivered by Sellers to Buyer transferring title to the Assets as required hereby, including the Partial Assignment of Oil and Gas Leases marked Exhibit B, attached hereto and made a part hereof for all purposes (the “Assignment”), shall provide for a special warranty of title, subject to the Permitted Encumbrances and the terms of this Agreement. The term “Permitted Encumbrances” shall mean any one or more of the encumbrances described in Section 4.02(d) herein, and shall also mean:

(a) the Leases and Contracts to the extent complete executed copies of the same (with all exhibits, schedules and attachments) are included in the Records and the same do not operate to reduce the Net Revenue Interest of Sellers in any of the Subject Interests below 82%, proportionately reduced, or materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset;

(b) any unfiled materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Sellers have agreed to retain or pay pursuant to the terms hereof, or (ii) for which Sellers are responsible for paying or releasing at the Closing;

(c) to the extent that same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Sellers or over which Sellers own rights-of-way, easements, permits or licenses;

(d) all lessors’ royalties, overriding royalties and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, provided that such matters do not operate to reduce the Net Revenue Interest of Sellers in any of the Subject Interests below 82%, proportionately reduced;

(e) preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required written notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(f) required third party consents to assignments or similar agreements with respect to which written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby;

(g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(h) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(i) Title Defects which Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;

(j) liens and encumbrances which are to be released at Closing pursuant to Section 10.07 hereof;

(k) The right to mine coal on and under the leased premises provided that such rights do not adversely affect the ability of Buyer to develop the oil and gas estate consistent with the rights and privileges granted to it under the Leases;

(l) Oil and gas lease affecting the Retained Shallow Rights reserved herein by Sellers and not to be conveyed pursuant to these leases provided that such leases with respect to the Retained Shallow Rights do not adversely affect the ability of Buyer to develop the oil and gas estate consistent with the rights and privileges granted to it under the Leases; and

(m) Any provision in any Lease which operates to limit the authority of the Buyer to unitize or pool the Lease with other leases to not less than 40 acres for oil wells and 160 acres for gas wells.

Section 4.06 Preferential Rights To Purchase.

Sellers shall use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing, if any. Prior to the Closing, Sellers shall notify Buyer of the existence of any unrecorded preferential purchase rights and if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Buyer at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Buyer shall assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

Section 4.07 Consents to Assignment.

Prior to Closing, Sellers shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Buyer at Closing (other than governmental approvals that are customarily obtained after Closing, if any). Notwithstanding anything contained herein to the contrary, Buyer, at its sole option, shall have the right to exclude any Asset which is subject to a consent to assignment that has not been obtained prior to Closing, except those subject to Section 4.02(d)(x). If Buyer elects to exclude such Asset then the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded. If Buyer elects to acquire such Asset at Closing even though a consent to assignment has not been obtained, Buyer assumes all obligations in connection with such failure to obtain such consent, and such obligations shall be Assumed Obligations (as defined below) hereunder.

Section 4.08 Environmental Review.

(a) Buyer shall have the right to conduct or cause its environmental consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Defects Deadline (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer’s Environmental Consultants to): (i) consult with Sellers before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Sellers’ operations, and (iii) comply with all applicable laws, rules, and regulations. Sellers will assist Buyer in obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review, and Buyer shall give Sellers notice not less than 24 hours before any visits by Buyer or Buyer’s Environmental Consultant to the Assets. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers. BUYER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, ITS AFFILIATES, AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE RESULTING FROM SELLERS’ JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT EXPRESSLY NOT INCLUDING THOSE RESULTING FROM SELLERS’ SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO BUYER’S ENVIRONMENTAL REVIEW.

(b) Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and unless required by law Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Sellers. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.

Section 4.09 Environmental Definitions.

(a) Environmental Defect. For purposes of this Agreement, the term “Environmental Defect” means an Asset has been cited by Governmental Authority for a violation of an Environment Law (defined below), or Buyer has discovered a condition on or affecting an Asset which violates an Environment Law, Lease, Contract or other agreement, unless such violation has been cured to Buyer’s reasonable satisfaction or has been waived by Buyer.

(b) Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any commission, agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c) Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Occupational Safety and Health Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

(d) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the amount of the estimated costs and expenses to correct or remediate such Environmental Defect in a manner consistent with Environmental Laws and applicable Leases, Contracts and agreements. The foregoing notwithstanding, “Environmental Defect Value” shall not exceed the Allocated Value of the affected Asset.

Section 4.10 Notice of Environmental Defects.

If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Sellers prior to the Defects Deadline of such alleged Environmental Defect. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the Defects Deadline, (iii) describe the Environmental Defect in reasonable detail, (iv) to the extent known, identify the specific Assets affected by such Environmental Defect, (v) identify the procedures recommended to correct the Environmental Defect, and (vi) include Buyer’s estimate of the Environmental Defect Value of the Environmental Defect.

Section 4.11 Remedies for Environmental Defects.

If any Environmental Defect described in a notice delivered in accordance with Section 4.10 is not cured to Buyer’s reasonable satisfaction on or before the Closing and Buyer and Sellers cannot agree on an appropriate reduction to the Purchase Price as a result thereof, then Buyer shall have the right to cause the Assets affected by such Environmental Defect to be excluded from this Agreement with an appropriate reduction in the Purchase Price based upon the Allocated Value of such excluded Assets.

ARTICLE V

Representations and Warranties of Sellers

Sellers represent and warrant to Buyer that:

Section 5.01 Existence.

Everflow is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Other additional entities and individuals who hold title to a share of the Assets being sold to Buyer also validly exist and are in good standing under the laws of the State of Ohio. Sellers have full legal power, right and authority to carry on their business as such is now being conducted and as contemplated to be conducted.

Section 5.02 Legal Power.

Sellers have the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Sellers’ organizational documents; (b) any material agreement or instrument to which Sellers are a party or by which Sellers or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Sellers or the Assets, or any law, rule or regulation applicable to Sellers or the Assets.

Section 5.03 Execution.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Sellers. This Agreement constitutes, and the documents to be executed and delivered by Sellers at the Closing will constitute, the legal, valid and binding obligations of Sellers enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.

Section 5.04 Brokers.

No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or any affiliate of Sellers for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy.

There are no bankruptcy, reorganization or liquidation proceedings pending against Sellers or being contemplated by Sellers, or to the knowledge of Sellers, threatened against Sellers.

Section 5.06 Taxes.

Sellers have paid and discharged all ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable. No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the actual knowledge of Sellers, threatening to assert against the Assets or Sellers any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

Section 5.07 Violations and Defaults.

To Sellers’ knowledge, Sellers are not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) could constitute a violation of or default under (i) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority related to any of the Assets, including without limitation any Environmental Laws, or (ii) any Lease, Easement, Permit or Contract.

Section 5.08 Litigation.

No litigation, arbitration, investigation or other proceeding of any Governmental Authority or other party (including without limitation any civil, criminal or administrative action relating to an alleged breach of Environmental Laws) is pending or, to the knowledge of Sellers, threatened against Sellers affecting any of the Assets, nor are there any facts or circumstances existing which could reasonably be expected to give rise to any such litigation, arbitration, investigation, administrative action or proceeding. Sellers are not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting any of the Assets (other than routine oil and gas field regulatory orders applicable generally to the oil and gas industry).

Section 5.09 Leases.

Sellers are not in default with respect to any of its material obligations under any of the Leases. Sellers have not received, either verbally or in writing, any notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor. All royalties and other payments due under the Leases have been timely and properly paid, except for those which Sellers have a legal right to suspend.

Section 5.10 Preferential Rights and Consents.

Except as set forth in Schedule 5.10, there are no preferential rights to purchase or consents to assignment that are applicable to any of the Assets and the transactions contemplated hereby.

Section 5.11 Access.

Sellers have a legal right of access to all of the Leases, and following the Closing Buyer will have a legal right of access to all of the Subject Interests.

Section 5.12 Area of Mutual Interest and Other Agreements.

None of the Assets are subject to (i) any area of mutual interest agreement, or (ii) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

Section 5.13 Expenses.

To Sellers’ knowledge, Sellers have paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Leases and other Assets in a timely manner before becoming delinquent.

ARTICLE VI

Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that:

Section 6.01 Existence.

Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power.

Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Buyer’s organizational documents, (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Execution.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes, and the documents to be executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceable that may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

Section 6.04 Brokers.

No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy.

There are no bankruptcy, reorganization or liquidation proceedings pending against Buyer, being contemplated by Buyer or, to the knowledge of Buyer, threatened against Buyer.

Section 6.06 Litigation.

There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE VII

Covenants

Section 7.01 Operation of the Leases Prior to the Closing.

(a) From the date of this Agreement until Closing (the “Interim Period”), Sellers shall (i) give prompt written notice to Buyer of any notice of asserted default or violation received or given by Sellers under any Leases, Contracts, laws, rules, regulations or Permits affecting any Asset, (ii) give Buyer the opportunity to discuss matters related to the Assets with such officers, accountants, consultants and counsel of Sellers as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Assets, and (iii) cause its employees to furnish Buyer with such data, records and other information with respect to the Assets as Buyer may from time to time reasonably request. Notwithstanding the foregoing, during the Interim Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Sellers will not (i) abandon any part of the Assets; (ii) propose, agree to or commence any drilling or other operations on the Assets; (iii) convey, encumber, relinquish or dispose of any part of the Assets or any operating or other rights related thereto; (iv) enter into any agreement amending, modifying, relinquishing or terminating all or any part of the Assets; or (v) enter into any agreements affecting the Assets or the ownership, development or operation thereof.

(b) During the Interim Period, Sellers will promptly pay, when due, all expenses, taxes, revenues, royalties, overriding royalties and other obligations attributable to the Assets and will not, without the prior written consent of Buyer, waive any rights accruing after the Effective Time with respect to any of the Assets.

Section 7.02 Operation of the Assets After the Closing.

On the Closing Date Sellers will tender operation of the Assets to Buyer’s general partner, Hilcorp Energy Company. Sellers shall maintain operations as to those portions of the Leases with respect to the Retained Interest.

Section 7.03 Lease Maintenance. During the Interim Period and after Closing, Sellers shall provide notice to Buyer immediately upon its decision, but no fewer than thirty (30) days prior to Lease termination, not to take any measures to maintain a Lease which is in jeopardy of terminating. Upon receipt of such notice, Buyer shall have the option and right to take any measures necessary to perpetuate the Lease, including conducting operations as to those Retained Shallow Rights retained herein (related to that Lease) and owned by Sellers. If Seller elects not to maintain the Lease and Buyer pursuant to this Section 7.03 successfully maintains the Lease, Sellers agree to assign to Buyer all of its right, title and interest in and to those Retained Shallow Rights related to that specific Lease owned by Sellers.

Section 7.04 Sellers’ Knowledge.

If after the date of this Agreement, Sellers obtain actual knowledge of any fact which results in any representation or warranty of Buyer contained herein being inaccurate in any respect, Sellers will promptly provide Buyer with written notice thereof.

ARTICLE VIII

Conditions to Obligations of Sellers

The obligations of Sellers to consummate the transaction provided for in this Agreement are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations.

The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 8.02 Performance.

Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03 Pending Matters.

No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations.

The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 9.02 Performance.

Sellers shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03 Pending Matters.

No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE X

The Closing

Section 10.01 Time and Place of the Closing.

If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Everflow at 585 West Main Street, Canfield, Ohio, 44406 on September 20, 2012, or at such earlier date and/or other time as Everflow might hereafter mutually agree in writing (the “Closing Date”). Any subsequent Closing contemplated by Section 4.04(f) shall take place at the offices of Everflow as soon as reasonably practicable under the circumstances.

Section 10.02 Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by any amount provided for in this Agreement or agreed upon by Buyer and Sellers, including without limitation an upward Purchase Price adjustment in the event the net mineral leasehold acres attributable to the Subject Interests total more than 1,138 net mineral leasehold acres, which upward adjustment shall be equal to the product of (i) $3,650 multiplied by the difference between 1,138 net mineral leasehold acres and the number of net mineral leasehold acres actually attributable to the Subject Interests.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) the Allocated Value of any Subject Interests sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06, if any;

(ii) all downward Purchase Price adjustments for Title Defects and Environmental Defects determined in accordance with Article IV, if any; and

(iii) any other amount agreed upon by Buyer and Sellers.

(c) The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Pre-Closing Allocations/Statement.

Not later than three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Sellers a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Closing Statement”). Buyer shall make available to Sellers all documents supporting the estimated Purchase Price Adjustments. The Purchase Price paid by Buyer to Sellers at Closing shall be the Purchase Price, as adjusted by the Purchase Price Adjustments set forth in the Closing Statement.

Section 10.04 Intentionally Left Blank.

Section 10.05 Transfer Taxes and Costs.

All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be collected, remitted and paid by, Buyer. Buyer agrees to reimburse Sellers for all reasonable third party costs incurred by Sellers and associated with assigning the Permits and Contracts to Buyer.

Section 10.06 Ad Valorem and Similar Taxes.

All ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Sellers and Buyer as of the Effective Time. Sellers shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time with respect to the Assets.

Section 10.07 Actions of Sellers at the Closing.

At the Closing, Sellers shall execute (where applicable) and deliver to Buyer the following, all of which shall be in form and content reasonably satisfactory to Buyer and Sellers:

(a) the Assignment;

(b) possession of the Assets;

(c) a Closing Certificate executed by a principal executive officer of Everflow certifying that all of Sellers’ representations and warranties are true and correct in all material respects as of the Closing Date, and that Sellers have performed in all material respects all of the covenants required of Sellers in this Agreement as of the Closing Date;

(d) a “non-foreign person” affidavit establishing that the transaction contemplated by this Agreement does not subject Buyer to the withholding requirement of the Foreign Investment Real Property Tax Act of 1980;

(e) a Request for Taxpayer Identification and Certification on Form W-9 certifying Sellers’ federal employer identification numbers;

(f) any necessary change of operator forms on those Assets operated by Sellers or its affiliates;

(g) recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances granted by Sellers to its lenders or other parties which encumber the Assets, if any; and

(h) any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.08 Actions of Buyer at the Closing.

At the Closing, Buyer shall take possession of the Assets and execute (where applicable) and deliver to Sellers the following, all of which shall be in form and content reasonably satisfactory to Sellers:

(a) the Purchase Price (as adjusted pursuant to the provisions of this Agreement) by wire transfer to an account designated in writing by Everflow;

(b) a Closing Certificate, executed by a principal executive officer of the general partner of Buyer, certifying that all of Buyer’s representations and warranties are true and correct in all material respects as of the Closing Date, and that Buyer has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date; and

(c) the Assignment and any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.09 Further Cooperation.

(a) Sellers shall make copies of the Records available to be picked up by Buyer at the offices of Sellers during normal business hours on the Closing Date and on any date thereafter.

(b) After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

ARTICLE XI

Termination

Section 11.01 Right of Termination.

This Agreement may be terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Sellers on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Sellers in writing by the Closing Date;

(c) by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Sellers or waived by Buyer in writing by the Closing Date;

(d) by either Party if the Closing shall not have occurred on or before October 31, 2012;

(e) by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f) by Buyer or Sellers if (i) the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to all Title Defects, plus (ii) the aggregate Allocated Value of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.06 and Section 4.11, exceeds $800,000.00; or

(g) as otherwise provided herein; provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02 Effect of Termination.

In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.

Section 11.03 Attorneys’ Fees, Etc.

If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

ARTICLE XII

Obligations and Indemnification

Section 12.01 Sellers’ Retained Obligations.

Provided that the Closing occurs, Sellers hereby retain all costs, expenses, liabilities and obligations of any kind or character related, applicable or attributable to (a) the ownership or operation of the Assets for all periods of time prior to the Effective Time; and (b) the ownership or operation the Retained Interest for all periods of time prior to, on or after the Effective Time (the “Retained Obligations”).

Section 12.02 Buyer’s Assumed Obligations.

Provided that the Closing occurs, except to the extent Sellers have an indemnity obligation under Section 12.04 and except for the Retained Obligations, Buyer hereby assumes its proportionate share of all duties, obligations and liabilities of every kind and character related, applicable or attributable to the ownership or operation of Buyer’s interest in the Assets from and after the Effective Time (collectively, the “Assumed Obligations”).

Section 12.03 Buyer’s Indemnification.

PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT SELLERS HAVE AN INDEMNITY OBLIGATION UNDER SECTION 12.04, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLERS INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE ASSUMED OBLIGATIONS OR (B) ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF BUYER CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLERS INDEMNITEES, EXCLUDING ANY SELLERS INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.04 Sellers’ Indemnification.

PROVIDED THAT THE CLOSING OCCURS, SELLERS SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE RETAINED OBLIGATIONS, OR (B) ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLERS CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, EXCLUDING ANY BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.05 Indemnification Procedures.

All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.

(b) To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”), promptly after the Indemnified Party has actual knowledge of the claim.

12.06 Survival

The representations and warranties of Seller and Buyer set forth in this Agreement or any document delivered to either pursuant to this Agreement, and any covenants related thereto, shall survive the Closing and the consummation of the transactions referred to herein for a period of 2 years from and after the Closing, at which time all such representations and warranties and covenants will expire and terminate. No claim for indemnification may be made by either party relating to such representations and warranties and covenants after such expiration and termination.

ARTICLE XIII

[intentionally omitted]

ARTICLE XIV

Arbitration

Section 14.01 Arbitrator.

(a) Either Party may submit disputes regarding Title Defects, Defect Values or calculation of the Final Statement or revisions thereto (each a “Dispute”), to an independent arbitrator appointed in accordance with this Section 14.01 (each, an “Independent Arbitrator”), who shall serve as sole arbitrator. The Independent Arbitrator shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Arbitrator for such Dispute shall be selected as would a single arbitrator in accordance with the Rules (as hereinafter defined).

(b) Disputes to be resolved by an Independent Arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 14.02. The Independent Arbitrator shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances.

Section 14.02 Rules and Procedures.

(a) The validity, construction, and interpretation of this Section 14.02, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Arbitrator. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Federal Arbitration Act and the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.

(b) Venue. All arbitration proceedings hereunder shall be conducted in Canfield, Mahoning County, Ohio, or such other mutually agreeable location.

(c) Substantive Law. In deciding the substance of the Dispute, the Independent Arbitrator shall refer to the substantive laws of the State of Pennsylvania for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(d) Fees and Awards. The fees and expenses of the Independent Arbitrator shall be borne equally by the Parties, but the decision of the Independent Arbitrator may include such award of the Independent Arbitrator’s fees and expenses and of other costs and attorneys’ fees as the Independent Arbitrator determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the winning Party in the arbitration).

(e) Binding Nature. The decision and award of the Independent Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE XV

[intentionally omitted]

ARTICLE XVI

Miscellaneous

Section 16.01 Recording Expenses.

Buyer shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Sellers shall pay all recording fees arising from the recordation of the lien release documents delivered by Sellers at Closing, if any. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 16.02 Entire Agreement.

This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 16.03 Everflow’s Right to Participate.

(a) In addition to the Retained Interest, Everflow shall also retain a right to participate with a 5% working interest in any well drilled on the Leases or lands pooled therewith (the “RTP”). The RTP shall be proportionately reduced to the extent that any Lease covers less than the entire Hydrocarbon leasehold estate or a pooled unit is formed containing acreage in addition to the Leases. The RTP shall be exercised in the following manner; Buyer shall provide Everflow a written drilling and unit proposal containing an Authority for Expenditure setting forth the estimated drilling and completion costs of the well and a description of the proposed drilling or spacing unit, Everflow shall then have ten (10) days after receipt of such proposal in which to elect to exercise its RTP. An election by Everflow to exercise its RTP shall be an election to participate in both the drilling and completion operations set forth in the Authority for Expenditure and Everflow shall tender its share of the estimated costs within thirty (30) days of electing to participate. Upon Everflow’s election to participate, Everflow and Buyer shall execute an Operating Agreement in the form of Exhibit C designating the proposed drilling or spacing unit as the Contract Area, as therein defined, which shall govern all subsequent operations on the drilling or spacing unit and the relationship of Everflow and Buyer as to the Contract Area.

(b) Upon electing to exercise its RTP, Everflow shall tender to Buyer $3,650 per net mineral acre attributable to Everflow’s 5% working interest in the proposed drilling or spacing unit within thirty days of making such election. Once Everflow has tendered the well costs referenced in 16.03(a) and the appropriate per acre consideration, Buyer shall assign to Everflow an undivided 5% working interest in that portion of the Leases which fall within the boundary of such drilling or spacing unit.

(c) Should Everflow decline to exercise its RTP, Everflow shall be deemed to have relinquished and forever forfeited to Buyer its RTP in any Lease of which a portion is included in the proposed drilling or spacing unit, provided that the project Everflow declined to participate in proceeds in accordance with the proposal. Such election not to participate in the drilling of a proposed well shall also be deemed an election not to participate in any future Deepening, Reworking, Sidetracking or Plugging Back operations of the proposed well or any such future well in the drilling or spacing unit.

(d) Notwithstanding anything to the contrary herein, Everflow and Buyer agree that only the Buyer, and its successors and assigns, will be entitled to propose the drilling of any wells or any other operations under this Agreement and that Everflow will not be entitled to propose under this Agreement the drilling of any wells or propose any other operations under the Operating Agreement, including, without limitation, any Reworking, Sidetracking, Deepening or Plugging Back operations regarding any well.

(e) Notwithstanding anything to the contrary herein, Everflow and Buyer agree that Everflow shall not have any right to participate in the construction, operation or ownership of any pipelines, gathering lines, gathering systems, tap sites, or gas treatment or processing facilities that may be owned or operated by Buyer or its affiliates, or their respective successors or assigns. To the extent that Buyer or its affiliates elects to construct such pipelines or facilities, Buyer and Everflow agree to negotiate in good faith a mutually agreeable market rate transportation, processing and treatment agreement regarding the transportation, processing and treatment by Buyer (or its affiliate) of Everflow’s proportionate share of any gas, oil, liquids or other hydrocarbons produced from any well in which Everflow has exercised its RTP.

(f) Notwithstanding anything to the contrary herein, Everflow shall have the right to assign the RTP (specifically, the right to receive election notices, make such elections as to the RTP and receive an assignment of the working interest as described in 16.03(a) and 16.03(b)) without Buyer’s consent.

Section 16.04 Waiver.

Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 16.05 Publicity.

(a) Sellers and Buyer shall consult with each other with regard to all publicity and other disclosures concerning this Agreement or the documents to be executed hereunder (including any term or condition hereof), the transactions contemplated hereby, the status of such transactions and the negotiations related thereto, and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Sellers nor Buyer shall issue any publicity or press release without the prior written consent of the other Party, such consent not to be unreasonably withheld.

(b) Buyer is aware that Everflow is subject to public disclosure rules as promulgated by the United States Securities and Exchange Commission (the “SEC”) and, as such, may be required to file certain information related to the Agreement in a public filing. Everflow agrees to provide Buyer with initial draft language intended to be filed publically for discussion and Buyer comment purposes, but Buyer understands and agrees that Everflow will ultimately file what Everflow believes is required of them in order to be compliant with rules and regulations as promulgated by the SEC.

Section 16.06 Construction.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 16.07 No Third Party Beneficiaries.

Except as provided in Sections 12.03 and 12.04, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 16.08 Assignment.

Neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 16.09 Notices.

Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier, facsimile or electronic mail to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

Addressed to:

Sellers:	Everflow Eastern Partners, L.P. P.O. Box 629 Canfield, Ohio 44406 Attention: William Siskovic Fax No.: (330) 533-2692 E-mail: eebill@zoominternet.net

Addressed to:

Buyer:	Hilcorp Energy I, L.P. c/o Hilcorp Energy Company 1201 Louisiana, Suite 1400 Houston, Texas 77002 Attention: Curtis D. Smith Fax No.: 713-209-2420 E-mail: csmith@hilcorp.com

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 16.10 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.11 Survival. The representations and warranties of Sellers set forth in Sections 5.06 through 5.13 hereof shall survive the Closing for a period of one (1) year. All other representations, warranties, covenants and agreements of Sellers contained in this Agreement shall survive the Closing indefinitely.

Section 16.12 Time of the Essence.

Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 16.13 Counterparts.

This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 16.14 Reserved

Section 16.15 Interpretation.

Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of transaction documents actually executed shall take precedence.

(c) The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d) The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not affect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e) The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f) The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g) The plural shall be deemed to include the singular, and vice versa.

(h) As used in this Agreement, the phrases “to Sellers’ knowledge,” “to the knowledge of Sellers,” and similar phrases shall mean to the actual knowledge of any officer or employee of Sellers actively involved in the management or operation of any of the Assets, in each case, after due inquiry.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLERS: EVERFLOW EASTERN PARTNERS, L.P By: EVERFLOW MANAGEMENT LIMITED, LLC Its: General Partner By: EVERFLOW MANAGEMENT CORPORATION Its: Managing Member

By:	/s/ William A. Siskovic
Name:	William A. Siskovic
Title:	President

EVERFLOW EASTERN INC.

By:	/s/ William A. Siskovic
Name:	William A. Siskovic
Title:	President

WILLIAM A. SISKOVIC TRUST

By:	/s/ William A. Siskovic
Name:	William A. Siskovic
Title:	Trustee

L D DUNDICS, LTD.

By:	/s/ Les Dundics
Name:	Les Dundics
Title:	Managing Member

THOMAS L. KORNER TRUST

By:	/s/ Thomas L. Korner
Name:	Thomas L. Korner
Title:	Trustee

STAEBLER ENERGY LLC

By:	/s/ Brian A. Staebler
Name:	Brian A. Staebler
Title:	Managing Member

RICHARD M. JONES

By:	/s/ Richard M. Jones
Name:	Richard M. Jones
Title:	Self

MIKE STRAWN

By:	/s/ Mike Strawn
Name:	Mike Strawn
Title:	Self

GEORGE STRAWN II

By:	/s/ George Strawn II
Name	George Strawn II
Title:	Self

WA SISKOVIC FAMILY PARTNERSHIP

By:	/s/ William A. Siskovic
Name:	William Siskovic
Title:	General Partner

TJ SISKOMAT PARTNERS

By:	/s/ Thomas L. Korner
Name:	Thomas L. Korner
Title:	General Partner

CANFIELD ENERGY, LTD.

By:	/s/ Thomas L. Korner
Name:	Thomas L Korner
Title:	Managing Member

585 WEST MAIN, LTD.

By:	/s/ Thomas L. Korner
Name:	Thomas L Korner
Title:	Managing Member

224 ENERGY, LTD.

By:	/s/ Thomas L. Korner
Name:	Thomas L Korner
Title:	Managing Member

BUYER: HILCORP ENERGY I, L.P.
By:	Hilcorp Energy Company, its general partner

By:	/s/ Curtis D. Smith
Name:	Curtis D. Smith
Title:	Vice President – Land